Exhibit 10.24

MEADWESTVACO CORPORATION EXECUTIVE RETIREMENT PLAN

Amended and Restated

Effective January 1, 2009, except as otherwise provided

TABLE OF CONTENTS

ARTICLE 1. INTRODUCTION		1

1.01.	History of the Plan	1
1.02.	Purposes of the Plan	1
1.03.	Section 409A of the Internal Revenue Code of 1986, as Amended (“Section 409A”)	1
1.04.	Appendices	2
1.05.	Effective Date	3

ARTICLE 2. DEFINITIONS AND CONSTRUCTION		4

2.01.	Definitions	4
2.02.	Construction	7
2.03.	Timing of Payments	8

ARTICLE 3. PARTICIPATION		9

3.01.	Active Participation	9
3.02.	Inactive Participation	9

ARTICLE 4. AMOUNT AND PAYMENT OF BENEFITS		10

4.01.	Amount of Benefits	10
4.02.	Normal and Early Retirement	10
4.03.	Pre-2004 Participants	11
4.04.	Form and Time of Benefit Payments to Participant	12
4.05.	Disability	14
4.06.	Pre-Retirement Death Benefits	14

ARTICLE 5. VESTING, NON-COMPETITION AND CHANGE OF CONTROL		16

5.01.	Vesting	16
5.02.	Forfeiture	16
5.03.	Change of Control	17

ARTICLE 6. PLAN ADMINISTRATION		20

6.01.	Plan Administrator	20
6.02.	Interpretations	20
6.03.	Elections and Designations	20
6.04.	Funding Policy	20

ARTICLE 7. AMENDMENT, MERGER, AND TERMINATION OF PLAN		21

7.01.	Amendment of the Plan	21
7.02.	Termination of the Plan	21
7.03.	Design Decisions	21

ARTICLE 8. MISCELLANEOUS PROVISIONS		22

8.01.	Employment Rights Not Affected by Plan	22
8.02.	Integration Clause	22
8.03.	Doubt as to Identity	22

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8.04.	Discretion to Accelerate Payments	22
8.05.	Payment Medium	23
8.06.	Obligations to Make Payments	23
8.07.	Liability Limited	23
8.08.	Overpayments	23
8.09.	Incapacity and Minor Status	23
8.10.	Assignment and Liens	23
8.11.	Withholding Taxes	23
8.12.	Titles and Headings Not to Control	24
8.13.	Notice of Process	24
8.14.	Governing Law and Limitation on Actions	24
8.15.	Class Action Forum Selection Clause	24
8.16.	Severability	25
8.17.	Complete Statement of Plan	25

APPENDIX A.	PARTICIPANTS WHO PARTICIPATED IN THE PRE-2004 PLAN AND WERE ACTIVE
PARTICIPANTS AS OF JANUARY 1, 2005

APPENDIX B.	PARTICIPANTS WHO BECAME ACTIVE PARTICIPANTS ON JANUARY 29, 2004

APPENDIX C.	NONQUALIFIED DEFERRED COMPENSATION PLANS MERGED INTO
THE MEADWESTVACO CORPORATION RETIREMENT
RESTORATION PLAN

APPENDIX D.	PROVISIONS FOR PARTICIPANTS WITH PRE-AJCA BENEFITS

APPENDIX E.	TERMS OF THE PRE-2004 PLAN

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ARTICLE 1. INTRODUCTION

1.01.	HISTORY OF THE PLAN

(a)	The Mead Corporation and Westvaco Corporation became wholly owned subsidiaries of MW Holding Corporation, the name of which was subsequently changed to MeadWestvaco Corporation, effective January 29, 2002. In connection with this event, MeadWestvaco Corporation (the “Company”) assumed sponsorship of the benefit plans maintained by the Mead Corporation and Westvaco Corporation.

(b)	Before the events described in Section 1.01(a) above, the Mead Corporation sponsored a supplemental executive retirement plan for its eligible employees and the eligible employees of certain of its subsidiaries, known as the Mead Corporation Supplemental Executive Retirement Plan (the “Mead SERP”).

(c)	The Board of Directors of the Company adopted resolutions in 2004 providing for participation by certain senior executives of the Company and its Affiliates in a supplemental executive retirement plan having terms approved by the Compensation and Organizational Development Committee of the Board of Directors. The Board of Directors further authorized certain officers of the Company, including the Chief Executive Officer, to take all actions deemed by such officers to be necessary or appropriate to effectuate the resolutions. The Mead SERP has been amended and restated in accordance with these resolutions and has been renamed as the MeadWestvaco Corporation Executive Retirement Plan (the “Plan”).

(d)	Effective January 1, 2007, the Plan was frozen to new entrants. As a result of this freeze, no individual who was not a Participant in the Plan as of December 31, 2006 shall be a Participant in the Plan.

1.02.	PURPOSES OF THE PLAN

(a)	The purposes of the Plan are to attract mid-career senior executive hires, retain talented senior executives, and provide recognition to long-service senior executives by providing them with competitive supplementary retirement income, in addition to that provided under the Company’s tax-qualified and other non-qualified defined benefit plans.

(b)	The Plan is intended to be and shall be operated and administered as a plan primarily providing deferred compensation to a “select group of management or highly compensated employees” within the meaning of Sections 201(2), 301(a)(3), or 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and shall not be subject to the participation and vesting requirements, funding provisions, or the fiduciary duty rules of ERISA.

1.03.	SECTION 409A OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (“SECTION 409A”)

(a)	Effective January 1, 2005, with respect to any individual who is an Active Participant in the Plan after January 29, 2004:

(1)	All benefits under the Plan shall be subject to the requirements of Section 409A.

(2)	The Plan shall comply with the requirements of, and shall be operated, administered, and interpreted in accordance with Section 409A;

(3)	For the period from January 1, 2005 through December 31, 2008, the Company and the Plan Administrator had sole discretion to override the terms set forth in the plan document for the Plan to the extent that the Company or the Plan Administrator determined to be necessary or appropriate to comply with a good-faith, reasonable interpretation of the requirements of Section 409A.

(4)	If the Company determines that any provision of the Plan is or might be inconsistent with the restrictions imposed by Section 409A, such provision shall be deemed to be amended to the extent that the Company and the Plan Administrator determines is necessary to bring it into compliance with the requirements of Section 409A. Any such deemed amendment shall be effective as of the earliest date such amendment is necessary under Section 409A.

(b)	No provision in the Plan shall be interpreted or construed to (1) create any liability for the Company or any Affiliate, or any of their employees, officers, directors, or other service providers, related to a failure to comply with Section 409A, or (2) transfer any liability for a failure to comply with section 409A from a Participant or other individual to the Company or any Affiliate, or any of their employees, officers, directors, or other service providers.

(c)	The provisions of this restatement of the Plan, including the requirement to comply with Section 409A, shall not apply with respect to any individual who was not an Active Participant in the Plan after January 29, 2004. All benefits payable to any individual who was an Inactive Participant as of January 29, 2004 (as listed in Appendix D) shall be paid in accordance with the terms of the Pre-2004 Plan, which are reproduced at Exhibit E. With respect to such Inactive Participants:

(1)	The terms of the Pre-2004 Plan shall not be “materially modified” (within the meaning of Section 885(d)(2)(B) of the American Jobs Creation Act of 2004), whether by amendment to the Plan or otherwise, unless (and only to the extent that) the amendment or other action that would materially modify the Plan expressly states that it is intended to constitute a “material modification” of the Plan with respect to such Inactive Participants; and

(2)	Unless expressly stated otherwise, any amendment or other action that would be deemed to constitute a “material modification” with respect to such Inactive Participants shall be null and void.

1.04.	APPENDICES

The Plan includes the following Appendices:

(a)	Appendix A lists Active Participants who participated in the version of the Plan that was in effect before January 29, 2004, their service as of December 31, 2004 (“Years of Appendix A Service”), and the amount of their Grandfathered Benefits (as defined in Section 2.01(o) and Grandfathered CIC Benefits (as defined in Section 2.01(p)).

(b)	Appendix B lists individuals who became Participants in the Plan on January 29, 2004.

(c)	Appendix C lists the nonqualified deferred compensation plans that have been merged into the MeadWestvaco Corporation Retirement Restoration Plan.

(d)	Appendix D lists individuals who were Inactive Participants as of January 29, 2004.

(e)	Appendix E sets forth the terms of the Plan that were in effect on January 28, 2004 (the “Pre-2004 Plan”).

1.05.	EFFECTIVE DATE

Unless a particular provision of the Plan specifies a different effective date for that provision, this restatement of the Plan shall be effective January 1, 2009. Except as expressly provided in this restatement of the Plan (including Section 1.03(a)(3)), the benefits payable to any individual who ceased to be an Active Participant before January 1, 2009, shall be determined in accordance with the terms of the Plan in effect as of the individual’s Termination Date.

ARTICLE 2. DEFINITIONS AND CONSTRUCTION

2.01.	DEFINITIONS

For purposes of the Plan, unless the context clearly or necessarily indicates the contrary, the following words and phrases shall have the meaning set forth in the definitions below:

(a)	“Actual Commencement Date” shall mean, for any Participant, the later of (1) the first day of the seventh month that begins after his Termination Date or (2) the first day of the month coincident with or next following his 55th birthday.

(b)	“Affiliate” shall mean, with respect to each Employer, any person or entity that is required to be combined with such Employer as a single employer under Section 414(b) or (c) of the Code, except that the 80 percent ownership standard prescribed by Section 1563(a)(1), (2), and (3) of the Code and Treas. Reg. § 1.414(c)-2 shall be replaced with a 50 percent ownership standard.

(c)	“All-MERP Benefit” shall have the meaning set forth in Section 4.03(b)(1).

(d)	“Authorized Party” shall mean, (1) for the Chief Executive Officer and any Participant who reports directly to the Chief Executive Officer, the Committee, and (2) for any Participant who does not report directly to the Chief Executive Officer, the Chief Executive Officer or his designee.

(e)	“Board of Directors” shall mean the Board of Directors of the Company.

(f)	“Cause” shall mean:

(1)	the willful and continued failure of the Participant to perform substantially the Participant’s duties with the Company or Affiliates (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Participant by the Authorized Party which specifically identifies the manner in which the Authorized Party believes that the Participant has not substantially performed the Participant’s duties;

(2)	the willful engaging by the Participant in illegal conduct or gross misconduct; or

(3)	a clearly established violation by the Participant of the Company’s Code of Conduct that the Authorized Party determines to be materially and demonstrably injurious to the Company or any Affiliate;

provided that no act or failure to act on the part of the Participant shall be considered “willful” unless it is done, or omitted to be done, by the Participant in bad faith or without reasonable belief that the Participant’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board of Directors or upon the instructions of the Chief Executive Officer or a senior officer of the Company or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Participant in good faith and in the best interests of the Company.

(g)	“Change of Control” shall have the meaning set forth in Section 5.03. This definition of Change of Control is different than the Pre-2004 Plan’s definition of “Change in Control,” which is set forth in Section E-10.3.

(h)	“Chief Executive Officer” shall mean the chief executive officer of the Company.

(i)	“Code” shall mean the Internal Revenue Code of 1986, as amended.

(j)	“Committee” shall mean the Compensation and Organizational Development Committee of the Board of Directors.

(k)	“Company” shall mean MeadWestvaco Corporation, a Delaware corporation.

(l)	“Early Retirement Date” for a Participant shall mean his 62nd birthday.

(m)	“Employer” shall mean the Company and any Affiliate that, with the consent of the Board of Directors, has adopted the Plan. For purposes of Section 2.01(jj), the term “Employer” shall include the Mead Corporation and Westvaco Corporation.

(n)	“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

(o)	“Grandfathered Benefit” shall mean, for any Participant listed in Appendix A, the “Grandfathered Benefit” for such Participant set forth in Appendix A. (Persons not listed in Appendix A do not have Grandfathered Benefits.) A Participant’s Grandfathered Benefit is based on the benefit he would have received under the terms of the Pre-2004 Plan (disregarding any required offset for benefits earned any plan maintained by a previous employer) if he had: (A) terminated employment involuntarily without Cause on December 31, 2004; and (B) begun receiving his benefit on the first day of the month coincident with or next following his 62nd birthday (or December 31, 2004, if later).

(p)	“Grandfathered CIC Benefit” shall mean, for any Participant, the “Grandfathered CIC Benefit” for such Participant set forth in Appendix A. (Persons not listed in Appendix A do not have Grandfathered CIC Benefits.) A Participant’s Grandfathered CIC Benefit is based on the annual benefit he would have received under the terms of the Pre-2004 Plan (disregarding any required offset for benefits earned any plan maintained by a previous employer) if a “Change in Control” (as defined in Section E-10.3) had occurred less than 24 months before December 31, 2004 and he had terminated employment on December 31, 2004, if such benefit were paid in the form of a single-life annuity commencing on the first day of the month coincident with or next following his 62nd birthday.

(q)	“Nominal Commencement Date” shall mean, for any Participant, the first day of the month coincident with or next following the later of (1) his Termination Date or (2) his 55th birthday.

(r)	“Normal Retirement Date” for a Participant shall mean his 65th birthday.

(s)	“Ongoing-SERP Benefit” shall have the meaning set forth in Section 4.03(b)(2).

(t)	“Participant” shall mean an individual who satisfies the requirements for participation in the Plan in Section 3.01 and whose accrued benefit under the Plan has not been forfeited or paid in full. An “Active Participant” shall mean a person who is an Active Participant as described in Section 3.01 and an “Inactive Participant” shall mean a person who is an Inactive Participant as described in Section 3.02.

(u)	“PIA” shall mean the Participant’s Primary Insurance Amount, as defined in the applicable Qualified Plan.

(v)	“Plan” shall mean the MeadWestvaco Corporation Executive Retirement Plan, as in effect and amended from time to time.

(w)	“Plan Administrator” shall mean the plan administrator appointed pursuant to Section 6.01(a).

(x)	“Plan FAP” shall mean a Participant’s “Final Average Pay” as defined in the applicable Qualified Plan, but calculated without regard to the provisions of the applicable Qualified Plan implementing Section 401(a)(17) of the Code.

(y)	“Plan Interest Rate” shall mean the interest rate that is required by the applicable Qualified Plan for purposes of converting a single-life annuity to a lump-sum payment commencing as of the first day of the month coincident with or next following his Termination Date. If the rate required by the Qualified Plan is determined by reference to a yield curve, the Plan Interest Rate shall mean the first segment of such yield curve.

(z)	“Pre-2004 Plan” shall mean the Plan as in effect as of January 28, 2004, as set forth in Appendix E.

(aa)	“Qualified Plan” shall mean the MeadWestvaco Corporation Retirement Plan for Salaried and Non-Bargained Hourly Employees, the MeadWestvaco Corporation Envelope Division Retirement Plan for Salaried and Non-Bargained Employees and any other “defined benefit plan” (as defined in Section 3 of ERISA) sponsored by the Company or an Affiliate that is qualified under Section 401(a) of the Code and that is designated by the Board of Directors or the Committee as a “Qualified Plan” for purposes of this Plan. For purposes of Section 4.01(a)(2) (and for any other purposes established by the Board of Directors or the Committee in accordance with the preceding sentence), the term “Qualified Plan” shall include the MeadWestvaco Corporation Retirement Plan for Bargained Hourly Employees.

(bb)	“Qualified Plan Assumptions” shall mean the actuarial tables and interest rates (including variations that apply for specific purposes, such as converting benefits to a lump sum amount) set forth in the most recent Qualified Plan covering the Participant for purposes of calculating actuarial equivalence and present value.

(cc)	“Retirement Plan” shall mean the MeadWestvaco Corporation Retirement Plan for Salaried and Non-Bargained Hourly Employees or any successor thereto.

(dd)	“Spouse” shall have the meaning set forth in the applicable Qualified Plan.

(ee)	“Termination Date” means the date of an individual’s “separation from service” (within the meaning of section 409A(a)(2)(A)(i) of the Code) with MeadWestvaco and its Affiliates, as determined by MeadWestvaco in accordance with Treas. Reg. § 1.409A-1(h)(1). For purposes of the Plan:

(1)

An individual who is on a leave of absence (with the expectation that he will return) and does not have a statutory or contractual right to reemployment shall be deemed to have had a “separation for service” on the first date that is more than six months after the commencement of such leave of absence. However, if the leave of absence is due to any medically determinable physical or mental impairment that can be expected to last for a continuous period of six months or more, and such impairment causes the individual to be unable to perform the duties of his position of employment or any substantially similar position of employment, the preceding sentence shall be deemed to refer to a 29-month period rather than to a six-month period; and

(2)	A sale of assets to an unrelated buyer that results in an individual working for the buyer or one of its affiliates shall not, by itself, constitute a “separation from service” for such individual unless MeadWestvaco, with the buyer’s written consent, so provides in writing 60 or fewer days before the closing of such sale.

(ff)	“Totally and Permanently Disabled” shall have the same meaning as under the last Qualified Plan covering the Participant.

(gg)	“Vested Benefit” shall mean a Participant’s benefit under Sections 4.01 and 4.02, or Section 4.03, as applicable, that has become vested under Section 5.01 or Section 4.05(b) and has not been forfeited under Section 5.02 or any other provision of the Plan.

(hh)	“Years of Appendix A Service” shall mean, with respect to a Participant listed in Appendix A, the number of years of service (in years and months) through December 31, 2003 shown for the Participant in Appendix A.

(ii)	“Years of Benefit Service” shall mean the Participant’s “Years of Benefit Service” under the applicable Qualified Plan; provided that a Participant who becomes an Inactive Participant and does not subsequently become an Active Participant shall not accrue Years of Benefit Service for the period after he ceased to be an Active Participant.

(jj)	“Years of Plan Benefit Service” shall mean, for any Participant who is an Active Participant on or after September 1, 2006, the Participant’s Years of Benefit Service; provided that the Participant’s Years of Plan Benefit Service shall not exceed the number determined by subtracting 30 from his age (in years and completed months) on the date he commenced employment with the Employer or an Affiliate.

(kk)	“Years of Plan Vesting Service” shall mean the Participant’s “Years of Benefit Service” under the Qualified Plan.

2.02.	CONSTRUCTION

For purposes of the Plan, unless the contrary is clearly indicated by the context:

(a)	The use of the masculine gender shall also include within its meaning the feminine and vice versa;

(b)	The use of the singular shall also include within its meaning the plural and vice versa;

(c)	The word “include” shall mean to include, but not to be limited to; and

(d)	Any reference to a statute or section of a statute shall further be a reference to any successor or amended statute or section, and any regulations or other guidance of general applicability issued thereunder.

2.03.	TIMING OF PAYMENTS

(a)	The phrase “as soon as practicable after” or any similar phrase shall mean the earliest administratively practicable date after the relevant date or event; provided that, in accordance with Treas. Reg. § 1.409A-3(b), such date shall be no later than the later of (1) the last day of the calendar year in which the relevant date or event occurs or (2) the 90th day following the occurrence of the relevant date or event.

(b)	To the extent that any payment under the Plan may be made within a specified number of days, or as soon as practicable, on or after any date or the occurrence of any date or event, the date of payment shall be determined by the Company in its sole discretion, and not by any Participant, beneficiary, or other individual.

ARTICLE 3. PARTICIPATION

3.01.	ACTIVE PARTICIPATION

(a)	The persons listed in Appendix A (all of whom accrued benefits under the Pre-2004 Plan) who are employed by the Employer on January 29, 2004 shall continue to be Active Participants as of January 29, 2004.

(b)	Any other senior executive of the Employer who has been designated as eligible to participate in the Plan by a resolution adopted by the Committee shall become an Active Participant as of the date set forth in such resolution. The persons listed in Appendix B became Active Participants on January 29, 2004.

(c)	An Active Participant shall remain an Active Participant until the earlier of (1) his Termination Date or (2) such date as of which the Committee determines that he is no longer eligible to accrue benefits under the Plan.

(d)	No individual who is a “Cash Balance Participant” (as defined in an applicable Qualified Plan) shall be eligible to participate in the Plan.

3.02.	INACTIVE PARTICIPATION

(a)	An Active Participant shall become an “Inactive Participant” as of the date he ceases to be an Active Participant in accordance with Section 3.01(c).

(b)	The persons listed in Appendix D who are no longer accruing benefits under the Plan on January 29, 2004 shall continue to be Inactive Participants as of January 29, 2004.

(c)	An Inactive Participant shall remain an Inactive Participant for so long as his benefits under the Plan have not been paid.

ARTICLE 4. AMOUNT AND PAYMENT OF BENEFITS

4.01.	AMOUNT OF BENEFITS

(a)	Unless he is listed in Appendix A (in which case Section 4.03 applies), the amount of the benefit under the Plan for any Participant who is an Active Participant on or after September 1, 2006, expressed as an annual amount payable beginning on the first day of the month coincident with or next following his Normal Retirement Date (or the first day of the month coincident with or next following his Termination Date, if later), shall be equal to the amount determined under paragraph (1), below, less the sum of the amounts determined under paragraphs (2) and (3), below, where:

(1)	The amount determined under this paragraph (1) equals (A) minus (B), where—

(A)	equals 1.6 percent of the Participant’s Plan FAP, multiplied by the sum, not to exceed 40, of (i) 75 percent of his Years of Plan Benefit Service and (ii) his Years of Benefit Service; and

(B)	equals 1.25 percent of his PIA multiplied by his Years of Benefit Service;

(2)	The amount determined under this paragraph (2) equals the total amount determined to be payable to the Participant under the Qualified Plans, expressed as an annual amount payable as a single-life annuity beginning on his Nominal Commencement Date, but not including any restructuring or other supplemental benefits payable to the Participant under such Qualified Plans.

(3)	The amount determined under this paragraph (3) equals the total amount, if any, determined to be payable to the Participant under the MeadWestvaco Corporation Retirement Restoration Plan (the “RRP,” including benefits accrued under any of the plans listed in Appendix C, which were merged into the RRP), and expressed as an annual amount payable as a single-life annuity beginning on his Nominal Commencement Date.

(b)	For purposes of Section 4.01(a), the amount payable to a Participant under the Qualified Plans and the RRP shall be determined without regard to any qualified domestic relations order (as defined in Section 414(p)(1)(A) of the Code) or other order or settlement agreement that reduces or divides the Participant’s benefit under such plans.

4.02.	NORMAL AND EARLY RETIREMENT

Unless he is listed in Appendix A (in which case Section 4.03 applies):

(a)	A Participant whose Termination Date occurs on or after his Normal Retirement Date shall be entitled to receive his Vested Benefit under the Plan (if any) at the time and in the manner prescribed by Section 4.04 without any reduction for early commencement of benefits or any increase for late commencement of benefits (except as required by Section 4.04(a) with respect to delayed payments).

(b)	A Participant whose Termination Date occurs before his Normal Retirement Date, and who attains the Rule of 80 before his Termination Date, shall be entitled to receive his Vested Benefit (if any) at the time and in the manner prescribed by Section 4.04, but subject to the following:

(1)	If the Participant’s Termination Date occurs on or after his Early Retirement Date, such Vested Benefit shall be paid without any reduction for early commencement of benefits.

(2)	If the Participant’s Termination Date occurs before his Early Retirement Date, the amount determined under Section 4.01(a)(1) shall be reduced by 0.25 percent for each month by which his Nominal Commencement Date precedes the first day of the month coincident with or next following his Early Retirement Date; provided, however, that the reduction required by this paragraph shall be no greater than 21 percent.

(c)	A Participant whose Termination Date occurs before his Normal Retirement Date, and who does not attain the Rule of 80 before his Termination Date, shall be entitled to receive his Vested Benefit (if any) at the time and in the manner prescribed by Section 4.04, but subject to the following:

(1)	The amount determined under Section 4.01(a)(1) shall be reduced pursuant to the rules applicable to him under Section 5.2(a) of the Retirement Plan (including the proviso for any Participant who terminates employment with 20 or more Years of Benefit Service and after he has attained age 55), or any successor provision thereto (or the comparable provision of the applicable Qualified Plan, if the Retirement Plan is not the applicable Qualified Plan with respect to him).

(2)	The amount of the reduction required by paragraph (1), above, shall be calculated as if the Participant’s benefit commencement date were his Nominal Commencement Date.

(d)	For purposes of this Article 4:

(1)	A Participant attains the “Rule of 80” when the sum of his Age and Rule of 80 Service equals 80.

(2)	A Participant’s “Age” shall mean his complete years of age, plus the number of complete and partial calendar months starting after his most recent birthday, divided by 12.

(3)	“Rule of 80 Service” shall mean the Participant’s Years of Plan Vesting Service under the applicable Qualified Plan.

4.03.	PRE-2004 PARTICIPANTS

This Section 4.03 shall apply only to Participants listed in Appendix A.

(a)	Notwithstanding any provision of Section 4.01 or 4.02, the benefits of a Participant listed in Appendix A shall be as follows:

(1)	If the Participant’s Termination Date occurs on or after his Normal Retirement Date and after his benefit under the Plan becomes vested under Section 5.01(a) or (b), the amount of his benefit shall equal the greatest of: (A) the Participant’s All-MERP Benefit; (B) the Participant’s Grandfathered Benefit; or (C) the Participant’s Average Benefit.

(2)	If the Participant’s Termination Date occurs before his Normal Retirement Date but after his benefit under the Plan becomes vested under Section 5.01(a) or (b), the amount of his benefit shall equal the greatest of:

(A)	The Participant’s All-MERP Benefit, reduced by applying the rules set forth in Section 4.02(b) through (d);

(B)	The Participant’s Grandfathered Benefit, without any adjustment to account for termination of employment before or after age 62; or

(C)	The average of (i) and (ii), where:

(i)	equals the greater of (I) the amount determined under subparagraph (A), above; and (II) the amount determined under subparagraph (B), above; and

(ii)	equals the Participant’s Ongoing-SERP Benefit, reduced by applying Section E-4.2, based on the assumption that his benefit commencement date is his Nominal Commencement Date.

(3)	If the Participant’s Termination Date occurs before his benefit under the Plan becomes vested under Section 5.01(a) or (b), but after his Grandfathered Benefit becomes vested under Section 5.01(c), he shall receive his Grandfathered Benefit, without any adjustment to account for termination of employment before or after age 62.

(b)	For purposes of this Section 4.03:

(1)	A Participant’s All-MERP Benefit equals the amount described in Section 4.01(a).

(2)	A Participant’s Ongoing-SERP Benefit equals the amount determined by applying Section E-3 (not including Section E-3.3) to the Participant’s Final Average Earnings (as defined in Section E-3.4) as of his Termination Date.

(3)	A Participant’s Average Benefit equals the average of the amounts in subsections (A) and (B), where:

(A)	equals the greater of (i) the Participant’s All-MERP Benefit; or (ii) the Participant’s Grandfathered Benefit; and

(B)	equals the Participant’s Ongoing-SERP Benefit.

4.04.	FORM AND TIME OF BENEFIT PAYMENTS TO PARTICIPANT

(a)	Participants Not Listed in Appendix A. The Vested Benefit, if any, of a Participant not listed in Appendix A shall be paid in the annuity form in which his benefit under the MeadWestvaco Corporation Retirement Restoration Plan (the “RRP”) is paid, commencing on the Participant’s Actual Commencement Date.

(1)	The first payment to any such Participant shall include the sum of all payments (if any) that would have been made up to his Actual Commencement Date if payments had commenced on his Nominal Commencement Date, plus interest on the delayed payments at the Plan Interest Rate.

(2)	If a Participant is not eligible to receive an annuity under the RRP, his benefit shall be paid in any annuity form permitted under the RRP, as elected by the Participant in accordance with the annuity election provisions of the RRP.

(b)	Participants Listed in Appendix A. The Vested Benefit, if any, of a Participant listed in Appendix A shall be paid at the time and in the form set forth below:

(1)	The Participant’s Grandfathered Benefit (if vested) shall be paid in the following form, as long as the Participant is living:

Participant	Form and Time of Payment
William J. Biedenharn (per election made in 2007)

•     Monthly installments, each equal to 1/12th of the Participant’s monthly Grandfathered Benefit (without reduction for commencement before age 62), starting on the Participant’s Actual Commencement Date and continuing through the earlier of (a) the month in which he dies or (b) the month in which he attains age 62. The first payment shall include the sum of all payments that would have been made up to his Actual Commencement Date if payments had commenced on his Nominal Commencement Date, plus interest on the delayed payments at the Plan Interest Rate; and

•     If the Participant is living, a lump-sum payment on the first day of the first month that starts after his 62nd birthday.

Dr. Jack C. Goldfrank	Lump sum on his Actual Commencement Date.

Gary M. Curtis James C. Tyrone	Lump sum on the first day of the month coincident with or next following the Participant’s 62nd birthday.

Mark T. Watkins Neil A. McLachlan (per election made in 2008)

•     If the Participant’s Termination Date occurs on or after his 62nd birthday, a lump sum on his Actual Commencement Date, with interest at the Plan Interest Rate for the period from his Nominal Commencement Date to his Actual Commencement Date.

•     If the Participant’s Termination Date occurs before his 62nd birthday:

•        Monthly installments, each equal to 1/12th of the Participant’s monthly Grandfathered Benefit (without reduction for commencement before age 62), starting on the Participant’s Actual Commencement Date and continuing through the earlier of (a) the month in which he dies or (b) the month in which he attains age 62. The first payment shall include the sum of all payments that would have been made up to his Actual Commencement Date if payments had commenced on his Nominal Commencement Date, plus interest on the delayed payments at the Plan Interest Rate; and

•        If the Participant is living, a lump-sum payment on the first day of the first month that starts after his 62nd birthday.

Except as otherwise provided in Appendix A, the amount of any lump-sum payment required by the schedule above shall be equal to:

(A)	The actuarial present value (determined using the Qualified Plan Assumptions) of the Participant’s Grandfathered Benefit determined as of the later of (i) the first day of the month next following the Participant’s 62nd birthday or (ii) the Participant’s Nominal Commencement Date; plus

(B)	Interest at the rate required by subparagraph (A), above, for any period from the later date described in subparagraph (A), above, to the date on which the lump-sum payment is actually made; minus

(C)	The sum of the monthly Grandfathered Benefit payments previously made to him and interest on each such monthly payment, at the rate required by subparagraph (A), above, from the date of the monthly payment to the date on which the lump-sum payment is made.

(2)	The portion (if any) of the Participant’s Vested Benefit that exceeds the value of the Participant’s Grandfathered Benefit shall be paid at the time and in the form prescribed by Section 4.04(a).

(c)	Continuing Payments after Rehire. The form and time of payment of benefits to any Participant who has had a Termination Date shall not be affected in any way by a subsequent rehire. For example, payments that are required by the schedule set forth in this Section 4.04 shall not be suspended or otherwise delayed by reason of a Participant’s rehire.

4.05.	DISABILITY

If a Participant becomes Totally and Permanently Disabled, then:

(a)	If, with or without reasonable accommodation, he is unable to continue working in his then-current position, he shall become an Inactive Participant pursuant to Sections 3.01(c) and 3.02(a);

(b)	If he has not satisfied the vesting requirements set forth in Section 5.01 and he remains Totally and Permanently Disabled, his benefit under the Plan shall become 100 percent vested as of the later of (i) his 55th birthday or (ii) his Termination Date; and

(c)	He shall receive his Vested Benefit under the Plan in the form prescribed by Section 4.04, commencing on his Actual Commencement Date.

4.06.	PRE-RETIREMENT DEATH BENEFITS

(a)	Death Before Nominal Commencement Date; Not Vested. Except as required by subsection (f), below (with respect to Grandfathered Benefits), if a Participant’s death occurs before his Nominal Commencement Date and (1) he has not completed at least five Years of Plan Vesting Service or (2) his Termination Date occurs before his 55th birthday and before his death, his benefit shall be forfeited and no death benefit shall be paid under the Plan with respect to him.

(b)	Death Before Nominal Commencement Date; Vested and Married. If a Participant has completed five or more Years of Plan Vesting Service and either (i) dies before his Termination Date or (ii) reaches age 55 before his Termination Date and dies before his Nominal Commencement Date, his surviving Spouse (if any) shall receive a preretirement death benefit under the Plan, commencing on the first day of the month next following the Participant’s death (or as soon as practicable thereafter), and calculated as follows:

(1)

If the Participant’s Termination Date occurred on or after his 55th birthday, his Spouse shall receive a preretirement survivor annuity, calculated in the same manner as the qualified preretirement survivor annuity payable to such Spouse under Section 7.1(a)(i) of the Retirement Plan (pre-retirement survivor pension if participant dies at age 55 or older) or any successor provision thereto (or the comparable provision of the applicable Qualified Plan, if the Retirement Plan is not the applicable Qualified Plan with respect to the Participant).

(2)	If the Participant’s death occurs before his 55th birthday (and before his Termination Date), his Spouse shall receive a preretirement survivor annuity, calculated in the same manner as the qualified retirement survivor annuity payable to such Spouse under Section 7.1(a)(ii) of the Retirement Plan (pre-retirement survivor pension if participant dies before age 55) or any successor provision thereto (or the comparable provision of the applicable Qualified Plan, if the Retirement Plan is not the applicable Qualified Plan with respect to the Participant).

For purposes of the Plan, a Participant who dies before his Termination Date shall be deemed to have a Termination Date immediately after his death.

(c)	Death Before Nominal Commencement Date; Vested but Not Married. If a Participant meets all of the requirements set forth in Section 4.06(b) except that he does not have a Spouse at the time of his death, the benefit set forth in Section 4.06(b) shall be payable to a living beneficiary elected by the Participant in accordance with procedures established by the Plan Administrator. The death benefit described in this Section 4.06(c) shall not be paid on behalf of any Participant with respect to whom the Plan Administrator (or its designee) determines there is no valid beneficiary election (on the form designated by the Plan Administrator) on file.

(d)	Death After Nominal Commencement Date but Before Actual Commencement Date. If a Participant with a Vested Benefit dies after his Nominal Commencement Date but before his Actual Commencement Date, the Company shall pay to the Participant’s estate an amount equal to (1) the sum of the payments that would have been made to the Participant before his death if payments had started on his Nominal Commencement Date, plus (2) interest on each payment, at the Plan Interest Rate, from the date on which the payment would have been made if payments had commenced on the Participant’s Nominal Commencement Date to the actual payment date. In addition, if any portion of the Participant’s Vested Benefit was scheduled to be paid in the form of an annuity with a survivor benefit, such survivor benefit shall be paid in accordance with the terms of the annuity form.

(e)	Death After Actual Commencement Date. Except as required by subsection (f), below (with respect to Grandfathered Benefits), if a Participant dies after his Actual Commencement Date, no death benefit shall be paid on the Participant’s behalf unless payment of any portion of the Participant’s Vested Benefit had commenced in the form of an annuity with a survivor benefit. If payment of any portion of the Participant’s benefit had commenced in the form of an annuity with a survivor benefit, such survivor benefit shall be paid in accordance with the terms of the annuity form.

(f)	Grandfathered Death Benefit for Appendix A Participants. If (and only if) (1) a Participant listed in Appendix A dies before the commencement date for his Grandfathered Benefit, (2) the provisions of subsections (a)-(e), above, do not provide for any death benefit with respect to a Participant’s Grandfathered Benefit, and (3) the Participant is survived by a Spouse who satisfies the eligibility criteria set forth in Section E-9.1, such surviving Spouse shall receive a pre-retirement death benefit with respect to the Participant’s Grandfathered Benefit, calculated in accordance with subsection (b), above.

ARTICLE 5. VESTING, NON-COMPETITION AND CHANGE OF CONTROL

5.01.	VESTING

Except as otherwise required by Section 4.06 or Section 5.02:

(a)	A Participant shall become 100 percent vested in his benefit under the Plan if he attains age 55 before his Termination Date and he has five or more Years of Plan Vesting Service.

(b)	If a Participant’s Termination Date occurs by reason of an involuntary termination within 24 months after a Change of Control, he shall become 100 percent vested in his benefit under the Plan as of his Termination Date.

(c)	If the Termination Date of a Participant listed in Appendix A occurs under any of the following circumstances, he shall become 100 percent vested in his Grandfathered Benefit only:

(1)	The Participant’s Termination Date occurs after his 55th birthday but before he has five Years of Plan Vesting Service;

(2)	The Participant’s Termination Date occurs before his 55th birthday by reason of an involuntary termination that is not for Cause; or

(3)	A “Change in Control” (as defined in Section E-10.3) occurs, in which case he shall become 100 percent vested in his Grandfathered CIC Benefit (rather than in his Grandfathered Benefit).

5.02.	FORFEITURE

(a)	Forfeiture of Benefits. A Participant shall not have any right to a benefit or payment under the Plan if his benefit under the Plan (including any benefit that has otherwise vested pursuant to Section 5.01) is forfeited under Section 5.02(a), (b) or (c), or Section 4.06. A Participant shall forfeit any portion of his benefit under the Plan that is not vested in accordance with the terms of the Plan as of his Termination Date, and such forfeiture shall not be reinstated if he is rehired unless provided otherwise in a resolution adopted by the Committee.

(b)	Termination for Cause. If a Participant’s employment with an Employer or Affiliate is terminated for Cause, his benefits under the Plan shall be automatically and permanently forfeited.

(c)	Competitive Activities, Solicitation, and Disparagement. If the Authorized Party determines that after a Participant’s Termination Date but before the Participant has received his entire Vested Benefit and without the express prior written consent of the Authorized Party, a Participant directly or indirectly, individually or as an agent, officer, director, employee, shareholder, partner or in any other capacity whatsoever:

(1)	has engaged, or is engaging, in any activity competitive with or adverse to the Employer’s or Affiliate’s businesses or in the sale, distribution, production, or attempted sale, distribution or production, of any goods, products or services then sold or being developed by any Employer or Affiliate;

(2)	personally engages in Competitive Activities or works for, owns, manages, operates, controls, or participates in the ownership, management, operation or control of, or provides consulting or advisory services to, any individual, partnership, firm, corporation, or institution engaged in Competitive Activities (provided that the Participant’s purchase or holding, for investment purposes, of securities of a publicly traded company shall not constitute “ownership” or “participation in ownership” for purposes of this Section 5.02(c)(2) so long as the Participant’s equity interest in any such company is less than a controlling interest);

(3)	solicits, induces, or attempts to induce any of the Company’s or an Affiliate’s employees to leave the employ of such Company or Affiliate;

(4)	makes disparaging remarks with respect to the Company, an Affiliate, any of the Company’s or Affiliates’ products or businesses, or any of the Company’s or Affiliates’ employees, directors, consultants, independent contractors, or other service providers;

(5)	communicates or reveals any secret or confidential information, knowledge, or data related to the Company or an Affiliate, and their respective businesses, except to the extent that the right to make such a communication or revelation is expressly protected by applicable law; or

(6)	otherwise violates the Company’s Code of Conduct in a manner that the Authorized Party determines to be materially and demonstrably injurious to the Company,

such Participant’s benefits under the Plan shall be automatically and permanently forfeited and payment of such benefits to the Participant or any other person, if commenced, shall cease.

For purposes of this Section 5.02(c), “Competitive Activity” shall mean a business activity relating to products or services of the same or similar type as the products or services that (x) are sold (or, pursuant to an existing business plan, will or might be sold) to paying customers of the Company or an Affiliate; and (y) for which the Participant had responsibility to plan, develop, manage, market, or oversee within the prior 24 months or within the 24 months preceding his Termination Date.

5.03.	CHANGE OF CONTROL

(a)	For purposes of the Plan, a “Change of Control” shall mean, except as provided in subsection (b), below (relating to a Merger of Equals):

(1)	The acquisition by any Person of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20 percent or more of either (i) the Outstanding Company Common Stock or (ii) the Outstanding Company Voting Securities; provided, however, that the following acquisitions shall not constitute a Change of Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of Section 5.03(a)(3); or

(2)	Individuals who constitute the Incumbent Board cease for any reason to constitute at least a majority of the Board of Directors; or

(3)	Consummation of a Business Combination unless, following such Business Combination: (i) all or substantially all of the individuals and entities that were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60 percent of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Resulting Corporation in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding the Resulting Corporation and its affiliates or any employee benefit plan (or related trust) of the Resulting Corporation and its affiliates) beneficially owns, directly or indirectly, 20 percent or more of, respectively, the then outstanding shares of common stock of the Resulting Corporation or the combined voting power of the then outstanding voting securities of the Resulting Corporation except to the extent that such ownership existed with respect to the Company prior to the Business Combination, and (iii) at least a majority of the members of the Resulting Board were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board of Directors, providing for such Business Combination; or

(4)	Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

(b)	Notwithstanding any provision of subsection (a), above, a transaction or event shall not constitute a “Change of Control” if the conditions of a Merger of Equals are met at all times from the date of the transaction or event until the first anniversary of such transaction or event. If the conditions of a Merger of Equals are met at the time of the transaction or event, but cease to be met prior to the first anniversary of such transaction or event, then such transaction or event shall constitute a Change of Control as of the date the conditions of a Merger of Equals cease to be met. For purposes of this Section 5.03, the requirements of a “Merger of Equals” are that:

(1)	the event or transaction is a Business Combination;

(2)	at least 50 percent of the members of the Resulting Board are individuals who were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board of Directors providing for such Business Combination; and

(3)	either (A) the position of chief executive officer of the Resulting Corporation is occupied by an individual who was employed by the Company immediately before such Business Combination, or (B) a majority of the leadership positions reporting directly to the chief executive officer of the Resulting Corporation are occupied by individuals who were employed by the Company immediately before such Business Combination.

(c)	For purposes of this Section 5.03:

(1)	“Business Combination” shall mean a reorganization, merger, statutory share exchange or consolidation, or similar corporate transaction involving the Company or any of its subsidiaries, or a sale or other disposition of all or substantially all of the assets of the Company.

(2)	“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(3)	“Incumbent Board” shall mean the Board of Directors as of January 29, 2004, (the “Incumbent Board”); provided, however, that any individual becoming a director subsequent to January 29, 2004 whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board.

(4)	“Person” shall mean any individual, entity or group within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act.

(5)	“Resulting Board” shall mean the board of directors of the Resulting Corporation.

(6)	“Resulting Corporation” shall mean the corporation resulting from a Business Combination (including a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries).

(7)	“Outstanding Company Common Stock” shall mean outstanding shares of the common stock of the Company as of the acquisition described in Section 5.03(a)(1).

(8)	“Outstanding Company Voting Securities” shall mean outstanding voting securities of the Company entitled to vote generally in the election of directors as of the acquisition described in Section 5.03(a)(1).

ARTICLE 6. PLAN ADMINISTRATION

6.01.	PLAN ADMINISTRATOR

(a)	The committee appointed by the Chief Executive Officer to administer the Retirement Plan shall also administer this Plan, unless the Chief Executive Officer appoints different individuals to administer this Plan.

(b)	The Plan Administrator shall adopt such procedures and rules as it deems necessary or advisable to administer the Plan, including providing a claims procedure to provide adequate notice to any Participant or beneficiary whose claim is denied setting forth the specific reasons for a denial, written in a manner calculated to be understood by such person and offering a reasonable opportunity for a full and fair review of such denial by the appropriate individual or committee. In the absence of a separate written claims procedure, the claims procedure under the Retirement Plan shall apply under the Plan.

(c)	Any administrator under this Plan may employ one or more persons to render advice with regard to any responsibility such administrator has under the Plan.

(d)	All costs and expenses and fees of the Plan Administrator shall be borne by the Employer, which also shall bear all other costs and expenses incurred in administering the Plan.

6.02.	INTERPRETATIONS

All interpretations pertaining to facts or provisions of the Plan made by the Plan Administrator, the Authorized Party, or the Committee shall be made in the complete and exclusive discretion of the Committee, the Plan Administrator, or the Authorized Party, as applicable, and shall be binding and conclusive on all parties. The Plan Administrator shall have the complete and exclusive discretion to resolve ambiguities and inconsistencies in the language of the Plan and to supply omissions in the language of the Plan.

6.03.	ELECTIONS AND DESIGNATIONS

All elections and designations that Participants are required or permitted to make under the Plan shall be made in writing or electronically in the form prescribed by the Plan Administrator (or its designees).

6.04.	FUNDING POLICY

The Plan shall be unfunded and the benefits due under the Plan shall be payable, when due, from the general assets of the Employer or, in the sole discretion of the Plan Administrator, from the assets of a specified trust, the assets of which shall be subject to the claims of the unsecured creditors of the Employer. The Plan shall not be funded through a trust or other arrangement described in Section 409A(b)(1) of the Code and no assets of the Company or any Affiliate shall become restricted in the manner described in Section 409A(b)(2) of the Code in connection with a change in the financial health of the Company or any Affiliate, as described in Section 409A(b)(2) of the Code.

ARTICLE 7. AMENDMENT, MERGER, AND TERMINATION OF PLAN

7.01.	AMENDMENT OF THE PLAN

(a)	The Company reserves the right, at any time and from time to time, to amend in whole or in part, either retroactively or prospectively, any or all of the provisions of this Plan without notice to or the consent of any Participant or beneficiary hereunder; provided, however, that no amendment shall have any retroactive effect to deprive any Participant of his vested benefit already accrued, other than an amendment that the Company determines is necessary or appropriate to conform the Plan to mandatory provisions of applicable federal or state laws, regulations, or rulings, or to secure or maintain favorable tax treatment of benefits accrued under the Plan.

(b)	Any amendment of this Plan may be adopted by written resolution of the Board of Directors. In addition, the Chairman of the Board of Directors, the Chief Executive Officer of the Company, the President of the Company, and the Senior Vice President of the Company with responsibility for Human Resources may make any amendment in writing which: (1) may be necessary or desirable to improve the administration of the Plan, so long as such amendment does not materially affect the substance of the Plan or the level of benefits the Plan provides; or (2) may be required to comply with various federal and state laws (including tax laws that might result in any adverse tax consequences to any Participant, Employer, or any of their Affiliates). All amendments shall be filed with the Secretary of the Company.

7.02.	TERMINATION OF THE PLAN

(a)	Although the Company expects to continue the Plan and any corresponding trust indefinitely, the Company reserves the right to terminate either or both at any time in whole or in part without the consent of any Participant, surviving spouse, joint annuitant, alternate payee or beneficiary hereunder. Such termination shall be effected by resolution of the Board of Directors.

(b)	In the event of a termination or partial termination of the Plan, benefits under the Plan shall cease to accrue. However, service after the termination date may count for vesting purposes and the form and time of payment of benefits under the Plan shall not change, unless the Company determines that the change would not result in adverse tax consequences under section 409A of the Code (e.g., the change is permitted by Treas. Reg. § 1.409A-3(j)(4)(ix)).

7.03.	DESIGN DECISIONS

Decisions regarding the design of the Plan shall be made in a settlor capacity. The act of modifying, altering, amending, or terminating the Plan and any corresponding trust shall be taken on behalf of the Company as employer sponsor of the Plan, and settlor of any trust, and shall not be construed under any circumstance as an act taken in a fiduciary capacity under or with respect to the Plan.

ARTICLE 8. MISCELLANEOUS PROVISIONS

8.01.	EMPLOYMENT RIGHTS NOT AFFECTED BY PLAN

The adoption and maintenance of the Plan shall not be deemed to constitute a contract between the Employer and any employee or other service provider. Nothing herein contained shall be deemed to give to any individual the right to be retained in the employ of the Employer or to interfere with the right of the Employer to discharge any service provider.

8.02.	INTEGRATION CLAUSE

No Participant, surviving spouse, beneficiary, alternate payee, or any other person shall be entitled to or have any vested right in or claim to a benefit under the Plan, except as expressly provided herein. The Employer may from time to time issue to Participants one or more booklets or brochures or make presentations summarizing the Plan. In the event of any conflict between the terms of the Plan document or any trust agreement and the terms of any such booklets, brochures, and presentations summarizing the Plan, the terms of the Plan document and any trust agreement shall control.

8.03.	DOUBT AS TO IDENTITY

(a)	If, after reasonable efforts, the Plan Administrator is unable to determine the whereabouts of any person entitled to payment hereunder, the required payment to such person shall be deemed made at the time prescribed by the applicable payment schedule, and the Plan Administrator shall take (or cause to be taken) all steps that it determines to be reasonably appropriate to avoid a violation of Section 409A of the Code (e.g., withholding income taxes at the time of each deemed payment, and depositing the amount withheld with the Internal Revenue Service). For purposes of the preceding sentence, notice by registered mail sent to such person’s most recent address (as reflected in the Plan records) shall be deemed to constitute reasonable efforts to locate such person. Subject to the requirements of Section 409A of the Code, if such person subsequently makes a proper claim to the Company for such sum, the Company may in its discretion pay to such person the net amount (after withholding) of the deemed payment described in this Section 8.03.

(b)	If a payment is made to a Participant, beneficiary, or former Spouse as provided under the Plan, the payment is not returned as being undeliverable, and the check on which the payment is made is not presented for payment before such time as the check expires, then the amount of the check may be forfeited. However, subject to the requirements of section 409A of the Code, if such Participant, Beneficiary, or former Spouse subsequently makes a proper claim for the amount of the uncashed benefit check, the Company may in its discretion issue a replacement check.

8.04.	DISCRETION TO ACCELERATE PAYMENTS

Effective January 1, 2005, notwithstanding any other provision of the Plan, an Authorized Party shall have discretion to accelerate payments of benefits under the Plan to the extent (and only to the extent) permitted by Treas. Reg. § 1.409A-3(j)(i) through (xiv). For example, payment may be accelerated to the extent necessary to pay Federal Insurance Contributions Act (FICA) taxes under Sections 3101, 3121(a), and 3121(v)(2) of the Code on benefits payable under the Plan.

8.05.	PAYMENT MEDIUM

All payments under this Plan shall be made in cash.

8.06.	OBLIGATIONS TO MAKE PAYMENTS

Any obligation to make a payment under the Plan shall be an obligation of the Company; provided, however, that the Company may satisfy any obligation hereunder by causing another party, such as an Affiliate or the trustee of an unsecured trust, to make the payment.

8.07.	LIABILITY LIMITED

Except as otherwise provided by applicable law, no liability shall attach to or be incurred by the shareholders, directors, officers, or employees of the Company or any Affiliate under or by reason of any of the terms and conditions contained in the Plan or in any of the contracts procured pursuant thereto or implied therefrom.

8.08.	OVERPAYMENTS

To the extent permitted by Section 409A of the Code, if any overpayment of benefits is made under the Plan, the amount of the overpayment may be set off against further amounts payable to or on behalf of the person who received the overpayment until the overpayment has been recovered. The foregoing remedy is not intended to be exclusive.

8.09.	INCAPACITY AND MINOR STATUS

If any person is a minor or unable to care for his affairs because of illness or accident, unless a duly qualified guardian or other legal representative has been appointed, any payment due from the Plan to that person may be paid, for the benefit of such person, to his spouse, parent, brother, sister, or other person deemed by the Plan Administrator to have incurred expenses for such person. Such payment, to the extent thereof, shall discharge all liability for such payment under the Plan.

8.10.	ASSIGNMENT AND LIENS

(a)	Subject to Section 8.10(b), the right of any person to any benefit or payment under the Plan shall not be subject to alienation, transfer, assignment, or encumbrance, or otherwise subject to lien, and any such attempt to alienate, transfer, assign, or encumber any benefit or payment under the Plan shall be null and void.

(b)	Section 8.10(a) shall not apply to payments made pursuant to a qualified domestic relations order (as defined by Section 414(p)(1)(A) of the Code) applicable to this Plan. Any domestic relations order shall be subject to the terms of the applicable Qualified Plan with respect to any such order, except that all qualified domestic relations orders shall be construed and executed in a manner consistent with the terms of the Plan and the requirements of Section 409A of the Code.

8.11.	WITHHOLDING TAXES

The Plan Administrator may make any appropriate arrangements to deduct from all amounts paid under the Plan, or to collect, any taxes reasonably determined to be required to be withheld under applicable laws. Irrespective of whether withholding is required, the Participant, surviving spouse, beneficiary, or alternate payee, as the case may be, shall bear all taxes on amounts paid under the Plan, on any imputed income resulting from the operation of the Plan, and on any other payments or compensation from the Company or an Affiliate.

8.12.	TITLES AND HEADINGS NOT TO CONTROL

The titles to articles and the headings of sections, subsections, paragraphs, and clauses in the Plan are placed herein for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

8.13.	NOTICE OF PROCESS

In any action or proceeding involving the Plan, the Company and the Plan Administrator are the only necessary parties, and no Participant, beneficiary, former Spouse, or other person having or claiming an interest under the Plan shall be entitled to any notice of process unless such notice is required by applicable law.

8.14.	GOVERNING LAW AND LIMITATION ON ACTIONS

(a)	Effective July 17, 2006, the Plan shall be construed, administered, and regulated in accordance with the provisions of federal law, and, to the extent not preempted thereby, in accordance with the laws of the Commonwealth of Virginia, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Plan to the substantive law of another jurisdiction.

(b)	No claim for non-payment or underpayment of benefits allegedly owed under the Plan (regardless of whether such benefits are allegedly due under the terms of the Plan or by reason of any law) may be filed in court until the claimant has exhausted the claims review procedures established in accordance with Section 6.01(b). Claims for underpayment of benefits must be filed in a court with jurisdiction to hear the claim no later than 36 months after the date when the payment of the benefit commenced. Claims for non-payment of benefits must be filed in a court with jurisdiction to hear the claim no later than 36 months after the date when the first payment was allegedly due. The running of the 36 month limitations period shall be suspended during the time that any request for review of the claim pursuant to Section 6.01(b) is pending before the Plan Administrator. The foregoing limitations period is expressly intended to replace and to supersede any limitations period that might otherwise be deemed applicable under state or federal law in the absence of this Section 8.14. Claims filed after the expiration of the limitations period prescribed by this Section 8.14 shall be deemed to be time-barred.

8.15.	CLASS ACTION FORUM SELECTION CLAUSE

(a)	To the fullest extent permitted by law, any lawsuit associated with a putative class action lawsuit relating in any way to the Plan or the administration of the Plan shall be filed in one of the following jurisdictions: (1) the jurisdiction in which the Plan is principally administered or (2) the jurisdiction in which the largest number of putative class members resides (or if that jurisdiction cannot be determined, the jurisdiction in which the largest number of class members is reasonably believed to reside). If any such lawsuit is filed in a jurisdiction other than the one described in the previous sentence, then the Plan, any Plan affiliates, and all alleged Plan participants shall take all necessary steps to have the lawsuit removed to, transferred to, or re-filed in the jurisdiction described in the previous sentence.

(b)	This Section 8.15 does not relieve the Plan or any putative litigant or class member of any obligation existing under the Plan or by law to exhaust administrative remedies (including the applicable claims procedures) before initiating litigation or to comply with the limitation of actions provision set forth in Section 8.14(b).

8.16.	SEVERABILITY

If any provision of the Plan should be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if such illegal or invalid provision had never been inserted herein.

8.17.	COMPLETE STATEMENT OF PLAN

This document is a complete statement of the Plan and, as of the effective date hereof, supersedes all prior plan documents.

IN WITNESS WHEREOF the undersigned has executed this restatement of the Plan.

/s/ John A. Luke, Jr.
John A. Luke, Jr.
Chairman and Chief Executive Officer

APPROVALS

LAW DEPARTMENT

By	/s/ John J. Carrara
John J. Carrara
Associate General Counsel and Assistant Secretary

FILED:	February 6, 2009

By	/s/ Wendell L. Willkie, II
Wendell L. Willkie, II
Senior Vice President, General Counsel and Secretary

APPENDIX A

PARTICIPANTS WHO PARTICIPATED IN THE PRE-2004 PLAN

AND WERE ACTIVE PARTICIPANTS AS OF JANUARY 1, 2005

Participant	Appendix A Service (Years of Service Through December 31, 2003)*	Grandfathered Benefit (Expressed as an Annual Single-Life Annuity Beginning at Age 62)**		Grandfathered CIC Benefit (Expressed as an Annual Single-Life Annuity Beginning at Later of Age 62 or Termination of Employment)
Mark T. Watkins	3.083	$54,306		$82,333
William J. Biedenharn	5.417	$79,831		$97,623
Neil A. McLachlan	4.917	$19,133		$58,969
Dr. Jack C. Goldfrank	9.417	$174,399	[1]	$174,399	[1]
Robert A. Feeser	3.583	$0	[2]	$0	[2]
Peter H. Vogel, Jr.	7.000	$0	[3]	N/A	[3]
Gary M. Curtis[4]	21.500	$17,374		N/A
James C. Tyrone[4]	13.750	$14,730		N/A

*	As set forth in Section 2.01(o) and (p), although Appendix A Service refers only to service through December 31, 2003, the Grandfathered Benefit and Grandfathered CIC Benefit are based on the benefit the Participant would have received if he had terminated employment involuntarily on December 31, 2004.
**	If a Participant’s Termination Date occurs after a Change in Control (as defined in Section E-10.3) and before his 55th birthday, his Grandfathered Benefit shall be replaced with his Grandfathered CIC Benefit.
The	Grandfathered Benefit (if vested) shall be paid in the form prescribed by Section 4.04(b)(1).
[1]

When expressed in the form of a lump sum, the Grandfathered Benefit and Grandfathered CIC Benefit for Dr. Goldfrank shall be equal to the amount set forth in Section D-3.01 of the January 29, 2004 restatement of the Plan (filed on February 28, 2006), which is $2,161,469 plus interest for the period after December 31, 2004 until paid in full, at a rate of 5.06 percent per year.

[2]

Mr. Feeser’s age as of December 31, 2004, was 43.25 years. As a result of the reduction described in Section E-5.2(a), if Mr. Feeser had terminated employment involuntarily on December 31, 2004, his benefit under the terms of the Pre-2004 Plan would have been $0.

[3]

Mr. Vogel terminated employment involuntarily (not for Cause) before age 55 on May 1, 2005, as a result of the Company’s divestiture of its Papers group. The amount of his Grandfathered Benefit is $0 because the amount of the offsets required by Section E-3.2(b) and (c) is greater than the amount described in Section E-3.2(a).

[4]

Messrs. Curtis and Tyrone terminated employment involuntarily (not for Cause) before age 55 on May 1, 2005, as a result of the Company’s divestiture of its Papers group. As set forth in Section 5.01(c), each is entitled to receive his Grandfathered Benefit (but no additional benefit) at the time required by Section 4.04(b)(1).

APPENDIX B

PARTICIPANTS WHO BECAME ACTIVE

PARTICIPANTS ON JANUARY 29, 2004

Participant
John A. Luke
James A. Buzzard
Wendell L. Willkie, II
Linda V. Schreiner
Rita V. Foley*
James M. McGrane
Benjamin F. Ward
Richard N. Burton
David A. Reinhart
Daniel J. McIntyre**

*	Ms. Foley terminated employment with a Termination Date before she reached age 55. Pursuant to Section 5.02(a) of the Plan, she therefore does not have a right to any benefit or payment under the Plan.
**	Mr. McIntyre terminated employment with the Employer and Affiliates before September 1, 2006, with fewer than five Years of Plan Service. Pursuant to Section 5.02(a) of the Plan (as in effect at the time of Mr. McIntyre’s termination), he therefore does not have a right to any benefit or payment under the Plan.

APPENDIX C

NONQUALIFIED DEFERRED COMPENSATION PLANS

MERGED INTO THE

MEADWESTVACO CORPORATION RETIREMENT RESTORATION PLAN

1. The Mead Corporation Section 415 Excess Benefit Plan

2. The Mead Corporation Excess Earnings Benefit Plan

3. Westvaco Corporation Excess Benefit Plan

4. Westvaco Corporation Retirement Income Restoration Plan

APPENDIX D

PARTICIPANTS WHO WERE INACTIVE

PARTICIPANTS ON JANUARY 29, 2004

Participant	Benefit (Annual Single- Life Annuity)	Benefit Commencement Date
Robinson	$17,408	December 1, 2014
Rosetti	$60,245	February 1, 2008
Simpson	$110,162	September 1, 2003
Snowball	$26,247	September 1, 2016

With respect to the Participants listed in this Appendix D, all rights and features set forth in the Pre-2004 Plan shall be preserved, except that the right to an ECAP Credit in Lieu of a Distribution (as set forth in Section E-10.5) shall be available only if the required election was made before January 1, 2005.

APPENDIX E: TERMS OF THE PRE-2004 PLAN

TABLE OF CONTENTS

E-1.	GENERAL		E-1

	E-1.1	History and Effective Date	E-1
	E-1.2	Purpose of Plan	E-1
	E-1.3	Purpose of Appendix E	E-1
	E-1.4	Plan Funding and Administration	E-2
	E-1.5	Applicable Law	E-2
	E-1.6	Gender and Number	E-2
	E-1.7	Assignment	E-2
	E-1.8	Notices	E-2

E-2.	PARTICIPATION		E-2

	E-2.1	Eligibility for Participation	E-2
	E-2.2	Participation Not Contract of Employment	E-3

E-3.	BASIC BENEFIT		E-3

	E-3.1	Eligibility for Basic Benefit	E-3
	E-3.2	Amount of Basic Benefit	E-3
	E-3.3	Form and Time of Payment of Basic Benefit	E-3
	E-3.4	Final Average Earnings	E-3
	E-3.5	Earnings	E-4
	E-3.6	Other Benefits	E-4

E-4.	EARLY BENEFIT		E-4

	E-4.1	Eligibility for Early Benefit	E-4
	E-4.2	Amount of Early Benefit	E-5
	E-4.3	Form and Time of Payment of Early Benefit	E-5

E-5.	PRE-AGE 55 BENEFIT		E-5

	E-5.1	Eligibility for Pre-Age 55 Benefit	E-5
	E-5.2	Amount of Pre-Age 55 Benefit	E-5
	E-5.3	Form and Time of Payment of Pre-Age 55 Benefit	E-6
	E-5.4	Involuntary Termination	E-6
	E-5.5	Termination for Cause	E-6

E-6.	DISABILITY BENEFIT		E-7

	E-6.1	Eligibility for Disability Benefit	E-7
	E-6.2	Amount of Disability Benefit	E-7
	E-6.3	Form and Time of Payment of Disability Benefit	E-7

E-7.	OPTIONAL FORMS OF BENEFIT		E-7

	E-7.1	Request for Optional Payment Form	E-7
	E-7.2	Optional Forms of Benefit Payment	E-7
	E-7.3	Limitations on Optional Forms of Payment	E-8

E-8.	DEATH BENEFIT		E-8

	E-8.1	Eligibility for Death Benefit	E-8
	E-8.2	Amount of Death Benefit	E-8
	E-8.3	Beneficiary	E-8

E-9.	SPOUSAL SURVIVOR BENEFIT		E-9

	E-9.1	Eligibility for Spousal Survivor Benefit	E-9
	E-9.2	Amount of Spousal Survivor Benefit	E-9
	E-9.3	Form and Time of Payment of Spousal Survivor Benefit	E-9
	E-9.4	Reduction for Spousal Survivor Benefit	E-9

E-10.	SPECIAL PROVISIONS AFFECTING PAYMENT OF BENEFITS		E-10

	E-10.1	Competition	E-10
	E-10.2	Termination for Cause	E-10
	E-10.3	Payments After a Change in Control	E-10
	E-10.4	Emergency Payments	E-13
	E-10.5	ECAP Credit in Lieu of Distribution	E-13
	E-10.6	Payment to Incapacitated Persons	E-14
	E-10.7	Withholding	E-14

E-11.	DISPUTE RESOLUTION		E-14

	E-11.1	Claims Procedures	E-14
	E-11.2	Records, Data and Information	E-14

E-12.	AMENDMENT AND TERMINATION		E-14

	E-12.1	Amendment and Termination	E-14
	E-12.2	Contingencies Affecting the Employers	E-14
	E-12.3	Protected Benefits	E-14

E-ii

E-1.	GENERAL

E-1.1. History and Effective Date. Effective January 1, 1982, The Mead Corporation, an Ohio corporation (“Mead”) established The Mead Corporation Supplemental Executive Retirement Plan, then known as “The Mead Management Income Parity Plan,” (the “Plan”). The Plan was subsequently amended and restated, effective January 1, 1985, amended, effective November 1, 1986, October 1, 1987, October 28, 1989 and February 28, 1991, again amended and restated, effective July 1, 1992, again amended and restated, effective January 1, 1997, and again amended, effective January 25, 2002. Following the transactions described in Section 1.01(a) of the Plan, MeadWestvaco Corporation (“MeadWestvaco”) assumed sponsorship of the Plan. This Appendix E sets forth the provisions of the Plan as in effect on January 28, 2004.

The Plan is intended to be a “top hat plan” (within the meaning of the Employee Retirement Income Security Act of 1974).

E-1.2. Purpose of Plan. The purpose of the Plan is to supplement the amount of the “Pension” (as defined in the MeadWestvaco Corporation Retirement Plan for Salaried and Non-Bargained Hourly Employees, which is the successor to The Mead Retirement Plan) payable from the MeadWestvaco Corporation Retirement Plan for Salaried and Non-Bargained Hourly Employees (the “MeadWestvaco Retirement Plan”) to or on account of certain executives of MeadWestvaco or of certain “Affiliates” (as defined below) of MeadWestvaco and, thereby, enhance MeadWestvaco’s ability to:

(a) recruit mid-career executives;

(b) retain and motivate employed executives; and

(c) permit earlier than normal retirement of executives when it is found to be desirable.

The term “Affiliate” means any entity during the period that it is, along with MeadWestvaco, a member of a controlled group of corporations, a controlled group of trades and businesses, an affiliated service group or any other entity designated by the Secretary of the Treasury as described in sections 414(b), 414(c), 414(m), and 414(o), respectively, of the Internal Revenue Code of 1986 (the “Code”). MeadWestvaco and any Affiliate designated by the Compensation and Organizational Development Committee of MeadWestvaco’s Board of Directors (the “Committee”) and employing a “Participant” (as described in subsection E-2.1) hereunder are sometimes referred to below, individually, as an “Employer” and, collectively, as the “Employers.”

E-1.3. Purpose of Appendix E. The purpose of this Appendix E is to set forth the terms of the Plan as in effect on January 28, 2004. This Appendix E shall not be construed in a manner that results in a “material modification” (within the meaning of Section 885(d) of the American Jobs Creation Act of 2004) of the Plan. Where a term of this Appendix E is inconsistent with any other provision of the Plan, the other provision of the Plan shall govern.

E-1.4. Plan Funding and Administration. The benefits payable under the Plan are unfunded and are payable, when due, from the general assets of MeadWestvaco; provided, however, that MeadWestvaco, in its discretion, may establish or maintain a trust to pay such amounts, which trust shall be subject to the claims of MeadWestvaco’s unsecured general creditors in the event of MeadWestvaco’s bankruptcy or insolvency; and provided, further, that MeadWestvaco shall remain responsible for the payment of any such amounts which are not so paid by any such trust. The Plan shall be administered by the Senior Vice President of MeadWestvaco with responsibility for human resources or such other person as is hereafter named by the Committee (the “Administrator”) who shall have the rights, powers and duties with respect to the Plan that are hereinafter set forth and the authority to establish such rules, regulations and interpretations with respect to the Plan as are reasonably necessary to administer the Plan. Any such rules, regulations and interpretations shall be uniformly applied to all persons similarly situated.

E-1.5. Applicable Law. The Plan will be construed and administered in accordance with the laws of the State of Ohio to the extent that those laws are not preempted by the laws of the United States of America.

E-1.6. Gender and Number. Where the context admits, words in any gender include any other gender, words in the singular will include the plural and words in the plural include the singular.

E-1.7. Assignment. No Plan right or interest of any person under the Plan shall be assignable or transferable, in whole or in part, either directly or otherwise, including without limitation thereto, by execution, levy, attachment, garnishment, pledge or in any other manner, but excluding transfers by reason of death or mental incompetency; no attempted assignment or transfer thereof shall be effective; and no such right or interest shall be liable for, or subject to, any obligation or liability of any Participant or Beneficiary; except that a Participant may direct that payments be made during his lifetime, when due, to a trust established by him and evidenced to the Administrator to be a trust created as a grantor trust within the meaning of section 671 of the Code.

E-1.8. Notices. Any notice required or permitted to be given to any person under the Plan will be properly given if delivered or mailed, postage prepaid, to that person at his last post office address as shown on his Employer’s records. Any notice to the Committee or the Administrator shall be properly given if delivered or mailed, postage prepaid, to the Corporate Secretary of MeadWestvaco Corporation at its principal place of business. Any notice required under the Plan may be waived by the person entitled to notice.

E-2.	PARTICIPATION

E-2.1. Eligibility for Participation. Each individual who was a participant in the Plan on January 29, 2002 shall continue as a Participant, subject to the terms and conditions of the Plan.

Subject to the terms and conditions of the Plan, an individual who has once become a Participant in the Plan shall continue as such, notwithstanding his transfer to employment with an Employer in a non-designated job classification or with an Affiliate.

E-2.2. Participation Not Contract of Employment. The Plan does not constitute a contract of employment and participation in the Plan will not give any employee the right to be retained in the employ of the Employers or Affiliates nor give any person any right or claim to any benefit under the terms of the Plan unless such right or claim has specifically accrued under the terms of the Plan.

E-3.	BASIC BENEFIT

E-3.1. Eligibility for Basic Benefit. If a Participant’s employment with the Employers and the Affiliates is terminated (for a reason other than his death) at or after he has attained age 62 years, he shall be entitled to receive a “Basic Benefit” in an amount determined pursuant to the provisions of subsection E-3.2 and paid in the form and at the time provided in subsection E-3.3.

E-3.2. Amount of Basic Benefit. A Participant’s Basic Benefit is an amount that, when expressed as an annual amount payable as a single life annuity commencing on the first day of the calendar month coincident with or next following the date of his termination of employment, is equal to:

(a) 55 percent of his “Final Average Earnings” (as defined in subsection E-3.4);

REDUCED BY

(b) the amount of the Participant’s “Other Benefits” (as defined in subsection E-3.6); and

FURTHER REDUCED BY

(c) the reduction, if any, required by subsection E-9.4 which relates to “Spousal Survivor Benefits” (as described in subsection E-9.1).

E-3.3. Form and Time of Payment of Basic Benefit. Except as otherwise specifically provided by Section E-7, relating to optional forms of payment, the “Actuarial Present Value” (as defined in the MeadWestvaco Retirement Plan) of the amount of a Participant’s Basic Benefit will be distributed to him in the form of a single, lump sum payment, on or as soon as practicable after the date on which the Participant’s employment with the Employers and the Affiliates is terminated.

E-3.4. Final Average Earnings. The term “Final Average Earnings” means, with respect to any Participant, the average of his annual “Earnings” (as defined in subsection E-3.5) for the highest 3 calendar years of his employment with the Employers (or his average monthly Earnings if less than 3 calendar years of such employment) selected from the 11 calendar years during which he received Earnings commencing with the earlier of the calendar year in which the Participant attains age 62 years or terminates his employment with the Employers and the 10 preceding calendar years. Notwithstanding the foregoing, for purposes of determining the amount of a Spousal Survivor Benefit payable pursuant to Section E-9 on account of a Participant who has not attained age 55 years on the date of his death, it shall be assumed that the amount of his Final Average Earnings is equal to the amount of his “Earnings” (as defined in the MeadWestvaco Retirement Plan) during the calendar year next preceding the year of his death.

E-3.5. Earnings. For any calendar year, the term “Earnings” means, with respect to any Participant, the cash remuneration and the value of property given to him in lieu of cash (without regard to any restriction or risk of forfeiture), payable to him in that year by the Employers in the form of base pay, bonuses, short term incentive compensation and amounts payable in lieu of short term incentive compensation in that year (and any portion of any such amounts deferred by the Participant pursuant to the terms of any deferred compensation arrangement maintained by the Employers). In no event shall a Participant’s Earnings:

(a) include payments from long term incentive compensation plans, stock option plans, stock appreciation rights, severance payments, special agreements, contracts or payments, expense reimbursements or relocation allowances; or

(b) exceed 2 times his base pay.

E-3.6. Other Benefits. The term “Other Benefits” means, with respect to any Participant, the sum of:

(a) 50 percent of the annual primary Social Security benefit payable (or, in the case of a Participant whose benefit is being determined prior to the date he attains age 62 years, estimated by the Administrator, in his absolute discretion, to be payable) to the Participant at age 62;

(b) the annual amounts (expressed as single life annuities) determined to be payable to the Participant under The MeadWestvaco Retirement Plan, The Mead Corporation Section 415 Excess Benefit Plan, The Mead Corporation Excess Earnings Benefit Plan, and the MeadWestvaco Corporation Retirement Restoration Plan (the “MeadWestvaco Plans”), but determined without taking into account any restructuring or other supplemental benefits payable to the Participant under the MeadWestvaco Plans, as of his termination date, or such other determination date as is specifically provided with respect to a particular Plan Benefit and disregarding any reduction on account of a “qualified domestic relations order” (as defined in section 414(p) of the Code); and

(c) the annual amount (expressed as a single life annuity) payable to the Participant from the employer-funded portion of any deferred, vested or lump sum benefit earned under a “Prior Retirement Plan” (that is, any defined benefit plan or similar primary retirement plan intended to meet the requirements of section 401(a) of the Code (including any governmental plan) maintained by any previous employer of the Participant) prior to age 55 and payable no earlier than 10 years prior to the date on which the Participant was employed by the Employers and Affiliates, but disregarding any reduction on account of a qualified domestic relations order.

E-4.	EARLY BENEFIT

E-4.1. Eligibility for Early Benefit. If a Participant’s employment with the Employers and the Affiliates is terminated (for a reason other than his death) at or after he has attained age 55 years, but prior to the date on which he attains age 62 years, he shall be entitled to receive an “Early Benefit” in an amount determined pursuant to the provisions of subsection E-4.2 and paid in the form and at the time provided in subsection E-4.3.

E-4.2. Amount of Early Benefit. A Participant’s Early Benefit is an amount determined in accordance with the provisions of subsection E-3.2, but computed by reducing the percentage “55 percent” found in paragraph E-3.2(a) by  1/4 of one percent for each full month by which the commencement of payment of the Participant’s Early Benefit precedes the first day of the calendar month coincident with, or next following, the date on which he attains age 62 years.

E-4.3. Form and Time of Payment of Early Benefit. Except as otherwise specifically provided by Section E-7, relating to optional forms of payment, the amount of a Participant’s Early Benefit shall be payable monthly, in the form of a single life annuity, from the first day of the calendar month next following his termination of employment through the calendar month during which the Participant attains age 62 years. As of the first day of the calendar month next following the date on which the Participant attains age 62 years, an amount equal to the Actuarial Present Value of his Early Benefit, (which Actuarial Present Value shall be reduced by the aggregate amount of the monthly payments previously made to him and increased by interest on the undistributed portion of his Early Benefit calculated from his termination date to the payment date), determined as of his termination date, will be distributed to the Participant in the form of a single, lump sum payment.

E-5.	PRE-AGE 55 BENEFIT

E-5.1. Eligibility for Pre-Age 55 Benefit. If a Participant’s employment with the Employers and the Affiliates is “Involuntarily Terminated” (as described in subsection E-5.4) prior to the date on which he attains age 55 years, or if his employment is terminated prior to that date for any other reason approved for purposes of the Plan by MeadWestvaco’s Chief Executive Officer, he shall be entitled to receive a “Pre-Age 55 Benefit” in an amount determined pursuant to the provisions of subsection E-5.2 and paid in the form and at the time provided in subsection E-5.3.

E-5.2. Amount of Pre-Age 55 Benefit. A Participant’s Pre-Age 55 Benefit is an amount determined in accordance with the provisions of subsection E-3.2 as of the date he attains age 62, but computed by:

(a) reducing the percentage “55 percent” found in paragraph E-3.2(a) by  1/4 of one percent for each full month by which the date of the Participant’s termination of employment with the Employers and the Affiliates precedes the first day of the calendar month coincident with, or next following, the date on which he will attain age 62 years; and

(b) by assuming, for purposes of determining the amount of his Other Benefits attributable to the MeadWestvaco Plans, that he will continue as a Participant under those Plans until the date on which he will attain age 55 years and that his benefits under the MeadWestvaco Plans will be payable on that date.

E-5.3. Form and Time of Payment of Pre-Age 55 Benefit. Except as otherwise specifically provided by Section E-7, an amount equal to the Actuarial Present Value of a Participant’s Pre-Age 55 Benefit will be distributed to the Participant, in a single, lump sum payment as of the first day of the calendar month coincident with or next following the date on which the Participant attains age 62 years.

E-5.4. Involuntary Termination. The term “Involuntary Termination” means, with respect to any Participant, the termination of the Participant’s employment with the Employers and the Affiliates, either:

(a) at the option of his employer, for a reason other than “Cause” (as defined in subsection E-5.5); or

(b) at the Participant’s option, exercised within the 24-month period following the occurrence, without the express consent of the Participant, of any one or more of the following events:

(i) the assignment of duties to the Participant which are substantially inconsistent with the Participant’s duties, responsibilities and status at the time of the assignment, or that constitute a substantial reduction or alteration in the nature or status of such duties and responsibilities;

(ii) a reduction in the amount of the Participant’s base pay;

(iii) the transfer of the work location of the Participant to a place that is in excess of 25 miles from his work location at the time the transfer is made;

(iv) the failure of the Participant’s Employer or Affiliate employer to continue in effect any of its employee benefit plans, policies, practices or arrangements, including, but not limited to, those plans, policies and arrangements maintained solely for the benefit of key management personnel in which the Participant participates, or the failure of it to continue the Participant’s participation therein on substantially the same basis, both in terms of the amount of benefits provided and the level of participation relative to other participants, unless such benefits, policies and arrangements are replaced by one or more alternative or substitute plans, policies or arrangements providing substantially equivalent benefits in the aggregate.

The determination of whether an event described in paragraph (b) above has occurred shall be made by the Committee, based on its comparison of circumstances existing after the alleged occurrence with the circumstances prevailing immediately prior thereto.

E-5.5. Termination for Cause. For purposes of the Plan, a termination of a Participant’s employment for “Cause” shall mean termination as a result of the Participant’s:

(a) willful and continued failure to perform duties with the Employers and Affiliates (other than any such failure resulting from an

Involuntary Termination) after a written demand for substantial performance has been delivered to the Participant specifically identifying the manner in which the Employer or Affiliate, as the case may be, believes the Participant has not substantially performed such duties and the Participant has failed to resume substantial performance on a continuous basis within 14 days of receiving such demand;

(b) willfully engaging in conduct which the Committee determines is demonstrably and materially injurious to the Employers or Affiliates, monetarily or otherwise; or

(c) conviction of a felony, or conviction of a misdemeanor which impairs the Participant’s ability to perform his duties with the Employer or Affiliate employing him.

E-6.	DISABILITY BENEFIT

E-6.1. Eligibility for Disability Benefit. If a Participant’s employment with the Employers and the Affiliates is terminated by reason of his becoming “Disabled” (as defined in the MeadWestvaco Retirement Plan) prior to the date on which he attains age 62 years and he continues to be Disabled until age 62, he shall be eligible to receive a “Disability Benefit” in an amount determined pursuant to the provisions of subsection E-6.2 and paid in the form and at the time provided in subsection E-6.3.

E-6.2. Amount of Disability Benefit. A Participant’s Disability Benefit is an amount determined in accordance with the provisions of subsection E-3.2, but expressed as a single life annuity commencing as of the later of the date the Participant attains age 62 or the date as of which Pension payments to him commence under the MeadWestvaco Retirement Plan.

E-6.3. Form and Time of Payment of Disability Benefit. Except as otherwise specifically provided by Section E-7, relating to optional forms of payment, the Actuarial Present Value of the amount of a Participant’s Disability Benefit will be distributed to him in the form of a single, lump sum payment as soon as practicable after the later of the date on which the Participant attains age 62 years or the date as of which Pension payments to him commence under the MeadWestvaco Retirement Plan.

E-7.	OPTIONAL FORMS OF BENEFIT

E-7.1. Request for Optional Payment Form. A Participant, by writing filed with the Administrator at least one year prior to his termination date (or within 60 days after becoming Disabled) in such form as the Administrator may require, may request to have his Plan Benefit paid in an optional form permitted by subsection E-7.2. Any such request shall be deemed to be approved by the Administrator unless disapproved within 15 days of its receipt. Any such approved request shall be void and of no force or effect if the Participant dies before payment in the optional form requested begins.

E-7.2. Optional Forms of Benefit Payment. Subject to the provisions of subsection E-7.3, the optional forms of payment under the Plan are:

(a) a single life annuity in the amount calculated under subsection E-3.2, E-4.2, E-5.2 or E-6.2, whichever is applicable, payable commencing at the time permitted under subsection E-3.3, E-4.3, E-5.3 or E-6.3, whichever is applicable;

(b) any optional form of benefit permitted (assuming, for this purpose, that election of an optional form of Disability Pension is permitted) under the provisions of the MeadWestvaco Retirement Plan at the time the request is made, the amount of which shall be determined by applying the actuarial assumptions utilized under that plan; and

(c) in the case of an Early Benefit payable monthly pursuant to subsection E-4.3, by forgoing those monthly amounts and instead receiving the Actuarial Present Value of the Early Benefit computed as of age 62, but without regard to the percentage reduction otherwise required by subsection E-4.2, payable in a single, lump sum distribution as of the first day of the month coincident with, or next following, the date on which the Participant attains age 62 years.

E-7.3. Limitations on Optional Forms of Payment. No optional form of payment shall permit:

(a) payment of any single, lump sum amount to a Participant prior to the first day of the month coincident with, or next following, the date on which the Participant attains age 62 years; or

(b) payment of a Disability Benefit prior to the time specified in subsection E-6.3.

E-8.	DEATH BENEFIT

E-8.1. Eligibility for Death Benefit. If a Participant dies after payment of monthly amounts of his Early Benefit begins under subsection E-4.3 and prior to receiving his entire Early Benefit, a Death Benefit, in an amount determined under subsection E-8.2, shall be paid, as soon as practicable, in a single, lump sum, to his “Beneficiary” (as defined in subsection E-8.3). Except as specifically provided by an optional form of payment permitted by subsection E-7.2 and by Section E-9, relating to “Spousal Survivor Benefits,” no other amount shall be payable to any person from the Plan on account of the death of a Participant.

E-8.2. Amount of Death Benefit. The Death Benefit payable on account of a deceased Participant shall be an amount equal to the Actuarial Present Value of his Early Benefit (which Actuarial Present Value shall be reduced by the aggregate amount of the monthly payments previously made to him and increased by interest on the undistributed portion of his Early Benefit calculated from his termination date to the payment date), determined as of his termination date.

E-8.3. Beneficiary. The term “Beneficiary” means, with respect to any Participant, such natural or legal person or persons as may be designated by him (who may be designated contingently or successively) to receive the Death Benefit payable if he dies before a total payment of his Early Benefit is made to him. A Beneficiary designation will be effective with respect to a Participant only when a signed and dated beneficiary designation form is filed with the Committee while the Participant is alive, which form will cancel any beneficiary designation form signed and filed earlier. If a Participant is not survived by a Beneficiary the Committee shall pay the

Death Benefit to his “Spouse” (as defined in the MeadWestvaco Retirement Plan) or, if he is not survived by a Spouse, to the legal representative or representatives of the estate of the Participant.

E-9.	SPOUSAL SURVIVOR BENEFIT

E-9.1. Eligibility for Spousal Survivor Benefit. Subject to the reduction required by subsection E-9.4, if a Participant dies while employed by the Employers or after his termination of employment with the Employers, but, prior to the date on which he is first receives payment of a Benefit to which he is entitled under Section E-3, E-4 or E-5, his Spouse, if any, shall be eligible to receive a Spousal Survivor Benefit, in an amount determined under subsection E-9.2, if she has a right to receive a Pre-Retirement Survivor Pension under the MeadWestvaco Retirement Plan and has not waived that right.

E-9.2. Amount of Spousal Survivor Benefit. The Spousal Survivor Benefit payable to a Spouse on account of a deceased Participant is an amount determined by:

(a) calculating the amount, expressed as a joint and survivor annuity of 50, 66  2/3 or 75 percent (whichever is payable to the Spouse as a Pre-Retirement Survivor Pension under the MeadWestvaco Retirement Plan), which is of Actuarial Equivalent Value to a single life annuity computed with respect to the deceased Participant pursuant to subsection E-3.1, E-4.1 or E-5.1, whichever is applicable; and

(b) then determining the annual amount that would be payable to the surviving Spouse on the basis of the joint and survivor annuity computed under paragraph (a) above.

Notwithstanding the provisions of paragraph E-3.2(b) to the contrary, in computing the amount of a “Spousal Survivor Benefit” with respect to the surviving Spouse of a deceased Participant who had not attained age 55 years on the date of his death, the Other Benefit attributable to the MeadWestvaco Retirement Plan shall be an amount equal to the Participant’s “Accrued Benefit” (as defined under that plan) as of the date of his death, assuming that the amount of his Final Average Earnings used in computing his Accrued Benefit equaled the “Earnings” (as defined in the MeadWestvaco Retirement Plan) payable to him by the Employers during his last full calendar year of employment by them and that his “Pension” under the MeadWestvaco Retirement Plan would be payable at the date the deceased Participant would have attained age 55 years.

E-9.3. Form and Time of Payment of Spousal Survivor Benefit. The Actuarial Present Value (determined taking into account the date on which a Benefit would have commenced under Section E-3, E-4 or E-5, whichever would have been applicable, and the surviving Spouse’s age on that date) of the amount determined under paragraph E-9.2(b) will be distributed to the surviving Spouse, in the form of a single, lump sum payment, as soon as practicable after the date of the Participant’s death.

E-9.4. Reduction for Spousal Survivor Benefit. As provided by paragraph E-3.2(c), the amount of a Participant’s Plan Benefit will be reduced by a percentage thereof, determined in accordance with the following table, for the portion of the calendar period beginning on the date on which the Participant attains age 55 years and ending on the earlier of the date payment of his Benefit begins or the date on which he attains age 62 years, during which his Spouse is eligible to receive a Pre-Retirement Survivor Pension under the MeadWestvaco Retirement Plan. The percentage reduction will be computed on a pro rata basis for completed months of coverage which are less than a whole year.

Percentage of Benefit Payable to Spouse	Percentage Reduction for Each Full Year of Coverage
50 percent	1/2 of one percent
66 2/3 percent	2/3 of one percent
75 percent	3/4 of one percent

Notwithstanding the foregoing table, in no event will a percentage reduction under this Plan be greater than the percentage reduction for a Pre-Retirement Survivor Pension of a like amount under the MeadWestvaco Retirement Plan.

E-10.	SPECIAL PROVISIONS AFFECTING PAYMENT OF BENEFITS.

E-10.1. Competition. Subject to his right of appeal under Section E-11, if the Committee determines that a Participant, without the express prior written consent of MeadWestvaco, directly or indirectly, individually or as an agent, officer, director, employee, shareholder (other than being the holder of any stock which represents a less than one percent interest in a corporation), partner or in any other capacity whatsoever, after termination of employment and prior to attainment of age 62, has engaged, or is engaging, in any activity competitive with or adverse to the Employer’s and Affiliate’s businesses or in the sale, distribution, production, or attempted sale, distribution or production, of any goods, products or services then sold or being developed by any Employer or Affiliate, all Benefits otherwise payable at any time under the Plan shall be permanently forfeited and payment of Benefits, if commenced, shall cease. This subsection E-10.1 shall not apply to a Participant whose employment with the Employers and Affiliates terminates on or after a “Change in Control” (as defined in subsection E-10.3) of MeadWestvaco.

E-10.2. Termination for Cause. Subject to his right of appeal under Section E-11, if the employment of a Participant with the Employers and Affiliates is terminated for Cause, all Benefits otherwise payable to any person, at any time, under the Plan shall be automatically and permanently forfeited.

E-10.3. Payments After a Change in Control. Upon the occurrence of a Change in Control of MeadWestvaco, the accrued benefit of an employee who is a Participant on the date of the Change in Control shall immediately and fully vest; provided, however, that such benefit shall be forfeited pursuant to subsection E-10.2 hereof if the employment of the employee shall be terminated for “Cause” as that term is defined in this Plan immediately prior to the Change in Control. If the employment of a Participant whose benefit has vested in accordance with the immediately preceding sentence is terminated within 24 months after the date of a Change in Control for a reason other than death or Cause (as that term is defined in this Plan immediately prior to the Change in Control), he shall be entitled to receive a “Termination Benefit,” payable within 30 days after his termination date.

A Participant’s Termination Benefit is a single lump sum amount equal to the “Actuarial Present Value” of the amounts that would have been his Plan Benefit if determined as of the date of his termination of employment pursuant to the provisions of the Plan in effect immediately prior to the Change in Control. The Actuarial Present Value of those amounts shall be determined for purposes of this Section by applying the actuarial assumptions and methods being utilized for that purpose under the MeadWestvaco Retirement Plan on the day prior to the date of the Change in Control. For purposes of computing the amount of the Plan Benefit:

(a) a Participant who has not attained age 55 years on the date of his actual termination of employment will be deemed to have had his employment with the Employers and Affiliates Involuntarily Terminated on the date of his termination and his Pre-Age 55 Benefit shall be computed pursuant to subsection E-5.2 hereof without applying the assumption contained in subsection E-5.2(b) but, instead, determining the Other Benefits attributable to MeadWestvaco Plans based on the Deferred Vested Pension on a Participant’s employment termination with the Employers and Affiliates; and

(b) in the case of a Participant terminated on account of becoming Disabled, it shall be assumed that he will continue to be Disabled until he attains age 62 years.

If a Participant, surviving Spouse or Beneficiary is receiving payment of periodic Plan Benefits on the date of a Change in Control, the Actuarial Present Value of any remaining payments (determined as of the day immediately preceding that date) shall be payable to him, in a single, lump sum, within 30 days of the date of the Change in Control. For purposes of the Plan, a “Change in Control” shall be deemed to have occurred if an event set forth in any of the following paragraphs shall have occurred:

(i) the date of expiration of a Tender Offer (other than an offer by MeadWestvaco ), if the offeror acquires Shares pursuant to such Tender Offer;

(ii) the date of approval by the shareholders of MeadWestvaco of a definitive agreement: (x) for the merger or consolidation of MeadWestvaco or any direct or indirect subsidiary of MeadWestvaco into or with another corporation, other than (1) a merger or consolidation which would result in the voting securities of MeadWestvaco outstanding immediately prior thereto continuing to represent (i) in the case of a merger or consolidation of MeadWestvaco, either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof, or (ii) in the case of a merger or consolidation of any direct or indirect subsidiary of MeadWestvaco, either by remaining outstanding if MeadWestvaco continues as a parent of the merged or consolidated subsidiary or by being converted into voting securities of the surviving entity or any parent thereof) at least 51% of the combined voting power of the voting securities of MeadWestvaco or such surviving or parent entity outstanding immediately after such merger or consolidation, or (2) a merger or consolidation effected to implement a recapitalization of MeadWestvaco (or similar transaction) in which no Person (as defined below) is or becomes the Beneficial Owner (as defined below), directly or indirectly, of securities of MeadWestvaco (not including in the securities Beneficially Owned by such Person any securities acquired directly from MeadWestvaco or its Affiliates) representing 25% or more of the combined voting power of MeadWestvaco’s then outstanding securities, or (y) for the sale or disposition of all or substantially all of the assets of MeadWestvaco, other than a sale or disposition by MeadWestvaco of all or substantially all of MeadWestvaco’s assets to an entity, at least 51% of the combined voting power of the voting securities of which are owned (directly or indirectly) by shareholders of MeadWestvaco in substantially the same proportions as their ownership of MeadWestvaco immediately prior to such sale or disposition;

(iii)(x) any Person is or becomes the Beneficial Owner of 25% or more of the voting power of the then outstanding securities of MeadWestvaco (not including in the securities beneficially owned by such Person any securities acquired directly from MeadWestvaco or its affiliates), excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (x) (1) of paragraph (ii) above or (y) the date of authorization, by both a majority of the voting power of MeadWestvaco and a majority of the portion of such voting power excluding the voting power of interested Shares, of a control share acquisition (as such term is defined in Chapter 1701 of the Ohio Revised Code); and

(iv) a change in the composition of the Board of Directors such that individuals who were members of the Board of Directors on the date two years prior to such change (and any new directors (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of MeadWestvaco) who were elected, or were nominated for election, by MeadWestvaco’s shareholders with the affirmative vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such two year period or whose election or nomination for election was previously so approved) no longer constitute a majority of the Board of Directors.

Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the common stock of MeadWestvaco immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of MeadWestvaco immediately following such transaction or series of transactions.

“Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under Section 12 of the Exchange Act.

“Beneficial Owner” shall have the meaning defined in Rule 13d-3 under the Exchange Act.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

“Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) MeadWestvaco or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of MeadWestvaco or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the shareholders of MeadWestvaco in substantially the same proportions as their ownership of stock of MeadWestvaco.

“Shares” shall mean shares of common stock, without par value, of MeadWestvaco Corporation.

“Tender Offer” shall mean a tender offer or a request or invitation for tenders or an exchange offer subject to regulation under Section 14(d) of the Exchange Act and the rules and regulations thereunder, as the same may be amended, modified or superseded from time to time.

E-10.4. Emergency Payments. If it is determined (as provided below) that a Participant or Beneficiary has experienced an “Unforeseeable Emergency” (as defined below), the terms and manner of payment of Benefits provided in the Plan or selected by a Participant may be changed to the extent appropriate to satisfy the Participant’s or Beneficiary’s emergency need. The term “Unforeseeable Emergency” means severe financial hardship to the Participant or Beneficiary resulting from a sudden and unexpected illness or accident of the Participant or Beneficiary or of a “dependent” (as defined in section 152(a) of the Code) of the Participant or Beneficiary, loss of the Participant’s or Beneficiary’s property due to a casualty, or other similar extra-ordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant or Beneficiary. A determination with respect to whether a Participant or Beneficiary has experienced an Unforeseeable Emergency shall be made:

(a) in the case of a Participant employed, or last employed, by an Employer as other than an elected officer of the Employer and his Beneficiary, the Chairperson of the Committee; and

(b) in the case of a Participant employed, or last employed, by an Employer as an elected officer of the Employer and his Beneficiary, the Committee.

The provisions of Section E-11 of the Plan shall not be applicable with respect to any determination made pursuant to this subsection E-10.4.

E-10.5. ECAP Credit in Lieu of Distribution. A Participant who is also a Participant in The Mead Corporation Executive Capital Accumulation Plan (“ECAP”) may elect to waive his right to receive any amount otherwise distributable to him pursuant to the provisions of the Plan and to have the same amount credited for his benefit (as of the date distribution would have been made) and subsequently distributed to him under the terms of the ECAP. An election made by a Participant in accordance with the provisions of this subsection must be in such written form as the Committee shall decide and filed with the Administrator at least three months prior to the Participant’s employment termination with the Employers and Affiliates with respect to distributions made on or after employment termination or, as an additional alternative, filed prior to a Change in Control with respect to distributions made on or after a Change in Control. An election made by a Participant pursuant to the foregoing sentence is revocable at any time that is at least three months prior to the date of employment termination with the Employer and Affiliates or a Change in Control, as appropriate. In no event shall this subsection be applicable to any amount distributable to any person other than a Participant.

E-10.6. Payment to Incapacitated Persons. Notwithstanding any other provision of the Plan, if a Participant or other person entitled to a Benefit payment under the Plan is determined by a court of competent jurisdiction to be physically, mentally or legally incapacitated and unable to manage his financial affairs and claim is made by a conservator or other person legally charged by such court with the care of his person, the Committee shall make distributions to such conservator or other person. Any distribution made in accordance with this subsection shall fully acquit and discharge all persons from all further liability on account thereof.

E-10.7. Withholding. The Administrator shall cause to be withheld from the amount of any Benefit paid to a Participant or Beneficiary pursuant to the terms of the Plan any amount required to be withheld by federal, state or local law.

E-11.	DISPUTE RESOLUTION

E-11.1. Claims Procedures. All disputes relating to benefits under the Plan shall be reviewed and resolved in accordance with claims procedures established by the Administrator. Such claims procedures shall offer a reasonable opportunity for a full and fair review of each claim and shall be consistent with the requirements of 29 C.F.R. § 2560.503-1.

E-11.2. Records, Data and Information. Unless proven to the satisfaction of the Administrator to be in error, the records, data and information of the Employers, Affiliates and administrators of the MeadWestvaco Plans shall be conclusive on all Participants, surviving Spouses and Beneficiaries with respect to all matters relating to the Plan.

E-12.	AMENDMENT AND TERMINATION

E-12.1. Amendment and Termination. MeadWestvaco expects the Plan to be permanent, but since future conditions affecting MeadWestvaco cannot be anticipated or foreseen, MeadWestvaco must necessarily and does hereby reserve the right to amend, modify or terminate the Plan at any time by action of its Board of Directors.

E-12.2. Contingencies Affecting the Employers. In the event of a merger or consolidation of the Employer, or the transfer of substantially all of the assets of the Employer to another corporation, such successor corporation shall be substituted for the Employer under the terms and provisions of the Plan.

E-12.3. Protected Benefits. If the Plan is terminated, revoked, or amended so as to decrease benefits provided under the Plan, the full benefits earned by each terminated Participant and Beneficiary shall not be reduced.

A Participant who is in active service at the time of a Plan termination, revocation or amendment shall be entitled to full Benefits under the prior provisions of the Plan; provided, however, that his Earnings for periods subsequent to such termination, revocation or amendment shall not be used in determining the amount of benefits based on Final Average Earnings that are protected by this subsection. The time and manner of payment of Benefits protected by this subsection shall remain subject to the prior terms and conditions of the Plan.